    As filed with the Securities and Exchange Commission on August 17, 2001

                                                     Registration No. 333-_____

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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933

                                 NAVISITE, INC.

             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                          52-2137343
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                           Identification No.)

400 MINUTEMAN ROAD, ANDOVER, MASSACHUSETTS                          01810
(Address of Principal Executive Offices)                         (Zip Code)

                   NAVISITE, INC. DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)

                                TRICIA GILLIGAN
                         ACTING CHIEF EXECUTIVE OFFICER
                               400 MINUTEMAN ROAD
                         ANDOVER, MASSACHUSETTS  01810
                    (Name and Address of Agent For Service)
                                 (978) 682-8300
         (Telephone Number, Including Area Code, of Agent For Service)

                        CALCULATION OF REGISTRATION FEE
=============================================================================================
                                                      Proposed Maximum
Title of Securities to be          Amount to be      Aggregate Offering        Amount of
 Registered                       Registered(1)            Price            Registration Fee
---------------------------------------------------------------------------------------------

Deferred Compensation Plan        $500,000               $500,000(2)             $125
=============================================================================================

(1) The Deferred Compensation Obligations are unfunded and unsecured general obligations of NaviSite, Inc. to pay deferred compensation in the future in accordance with the terms of the NaviSite, Inc. Deferred Compensation Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.

                                      PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     ITEM 1.  PLAN INFORMATION.

     The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

     ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission
(the "Commission").   The following documents, which are on file with the
Commission, are incorporated in this registration statement by reference:

     (a) The registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant's latest fiscal year for which such statements have been filed.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

     (c) The description of the securities contained in the registrant's registration statement on Form 8-A and filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated
by reference herein modifies or supersedes such statement.   Any statement so
modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     ITEM 4.  DESCRIPTION OF SECURITIES.

     Under the NaviSite, Inc. Deferred Compensation Plan (the "Plan"), the registrant will provide a select group of management and highly compensated employees (the "Eligible Employees") the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation. The obligations of the registrant under such agreements (the "Obligations") will be unfunded and unsecured general obligations of the registrant to pay in the future the value of the deferred compensation recordkeeping account of a participant (a "Participant") adjusted to reflect the performance during the deferral period, whether positive or negative, of the investment measurement options chosen by each Participant from the investment measurement options made available by the Plan, in accordance with the terms of the Plan.

     The Plan will be administered by a committee established by the registrant or named in the Plan (the "Committee"). The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by the Participant. An Eligible Employee may elect to defer up to 25% of his or her base salary and up to 100% of his or her bonuses, subject to a minimum deferral amount of $2,000. The registrant may, in its discretion, also credit a Participant's account with employer contributions, subject to certain vesting requirements.

     The Obligations to each Participant will equal the balance in a recordkeeping account established for such Participant. The investment earnings credited to such account will be indexed to one or more mutual funds, indices or investment portfolios, the type of which will be individually chosen by each Participant from a list of investment measurement options made available under the Plan. Each Participant's recordkeeping account will be adjusted to reflect deferrals by the Participant, employer contributions and the investment performance of the selected mutual fund, index or portfolio, including any appreciation or depreciation. The registrant is not required to actually invest the deferred compensation in the funds, indices or portfolios specified by Participants. The registrant may, however, invest in funds, indices or portfolios specified by Participants or in other securities, and the registrant has established a trust, which is a grantor trust for federal income purposes, to make such investments to assist the registrant in meeting the Obligations. While money in this trust is set aside from the general assets of the registrant, the money is subject to the claims of the registrant's creditors.

     The Obligations will be distributed by the registrant in accordance with the terms of the Plan. Upon a determination by the Committee that a Participant has suffered an unforeseeable financial hardship, the Committee may direct the registrant to pay such Participant an amount necessary to meet the emergency, but not exceeding the aggregate balance of the Participant's deferral account.
A Participant may also withdraw his or her recordkeeping account in accordance with the distribution options selected when the compensation was deferred.

     A Participant's right or the right of any other person to the Obligations cannot be assigned or transferred in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process. The registrant may at any time amend or terminate the Plan, except that no such amendment or termination may reduce the amount of deferrals credited to any Participant's deferral account or the vested portion of employer contributions to such account as they existed as of the day before the effective date of such amendment or termination.

     ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

     ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     The registrant's Restated Certificate of Incorporation provides that a director or officer of the registrant (a) shall be indemnified by the registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the registrant) brought against him by virtue of his position as a director or officer of the registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the registrant brought against him by virtue of his position as a director or officer of the registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the registrant, unless and only to the extent that the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful; provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     As a condition precedent to the right of indemnification, the director or officer must give the registrant notice of the action for which indemnity is sought and the registrant has the right to participate in such action or assume the defense thereof.

     The registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive and provides that registrant may enter into agreements with officers and directors providing for indemnification rights and procedures different from those set forth in the registrant's Restated Certificate of Incorporation.

     Section 145 of the Delaware General Corporation Law statute provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The registrant has obtained directors' and officers' liability insurance which would insure the directors and officers of the registrant against damages arising out of certain kinds of claims which might be made against them based upon their negligent acts or omissions while acting in their respective capacities as directors or officers.

     ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

     ITEM 8.  EXHIBITS.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

     ITEM 9.  UNDERTAKINGS.

      1.  Item 512(a) of Regulation S-K.  The undersigned registrant hereby
          -----------------------------
undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2.  Item 512(b) of Regulation S-K.  The undersigned registrant hereby
         -----------------------------
undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.  Item 512(h) of Regulation S-K.  Insofar as indemnification for
         -----------------------------
liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Andover, Massachusetts on this 17th day of August, 2001.

                              NAVISITE, INC.

                              By: /s/ Tricia Gilligan
                                  ------------------------------
                                  Tricia Gilligan
                                  Acting Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of NaviSite, Inc., hereby severally constitute and appoint Tricia Gilligan, Kenneth W. Hale and Joe K. Suyemoto, Esq., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable NaviSite, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                        TITLE                          DATE
         ---------                        -----                          ----
/s/ Tricia Gilligan           Acting Chief Executive                August 17, 2001
----------------------------  Officer (Acting Principal
Tricia Gilligan               Executive Officer)


/s/ Kenneth W. Hale           Chief Financial Officer and           August 17, 2001
----------------------------  Treasurer (Principal
Kenneth W. Hale               Financial and Accounting
                              Officer)


/s/ David S. Wetherell        Chairman of the Board                 August 17, 2001
----------------------------
David S. Wetherell

                              Director
----------------------------
George A. McMillan

/s/ James F. Moore            Director                              August 17, 2001
----------------------------
James F. Moore

                              Director
----------------------------
Stephen D.R. Moore

/s/ Craig D. Goldman          Director                              August 17, 2001
----------------------------
Craig D. Goldman

                               INDEX TO EXHIBITS

  Number     Description
  ------     -----------
    4.1 (1)  Amended and Restated Certificate of Incorporation.
    4.2 (1)  Amended and Restated By-Laws.
    4.3 (2)  Specimen Certificate representing shares of common stock of the Registrant.
    4.4 (2)  Series C Convertible Preferred Stock Purchase Agreement, dated as of June 3, 1999, by and between Dell USA L.P. and the Registrant.
    4.5 (2)  Series D Convertible Preferred Stock Purchase Agreement, dated as of June 3, 1999, by and between Microsoft Corporation and the Registrant.
    4.6 (1)  Investor Rights Agreement, dated as of October 27, 1999, by and between CMGI, Inc. and the
             Registrant.
    4.7 (3)  Common Stock Purchase Agreement, dated as of June 8, 2000, by and between CMGI, Inc. and the Registrant.
    4.8 (3)  Amendment No. 1 to the Investors Right Agreement, dated as of October 27, 1999, by and between CMGI, Inc. and the Registrant.
    4.9 (4)  Note and Warrant Purchase Agreement, dated as of December 12, 2000, by and between CMGI,
             Inc. and the Registrant.
   4.10 (4)  7.5% Convertible Subordinated Note due December 12, 2003, dated as of December 12, 2000, issued by the Registrant to CMGI, Inc.
   4.11 (5)  7.5% Convertible Subordinated Note due December 12, 2003, dated as of January 24, 2001, issued by the Registrant to CMGI, Inc.
   4.12 (5)  Common Stock Warrant No. 1, dated as of December 15, 2000, issued by the Registrant to
             CMGI, Inc.
   4.13 (5)  Common Stock Warrant No. 2, dated as of December 15, 2000, issued by the Registrant to
             CMGI, Inc.
   4.14 (4)  Amendment No. 2 to the Investor Rights Agreement, dated as of October 27, 1999 and first amended on June 8, 2000, by and between CMGI, Inc. and the Registrant.
   4.15 (4)  Subordination Agreement, dated as of December 12, 2000, by and between CMGI, Inc. and the
             Registrant.
   5.1       Opinion of Hale and Dorr LLP.
  23.1       Consent of Hale and Dorr LLP (included in Exhibit 5).
  23.2       Consent of KPMG LLP.
  24.1       Power of Attorney (included in the signature page of this Registration Statement).

(1) Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the period ended October 31, 1999.

(2) Incorporated by reference to Exhibits to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-83501).

(3) Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the period ended April 30, 2000.

(4) Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the period ended October 31, 2000.

(5) Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the period ended January 31, 2001.